UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CBS Corporation

(Name of Issuer)
Class A Common Stock, par value $.001 per share

(Title of Class of Securities)
124857103

(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 124857103	SCHEDULE 13G/A	Page 2 of 12 Pages

1		NAME OF REPORTING PERSONS GRUSS GLOBAL INVESTORS MASTER FUND, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS EXEMPTED COMPANY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 636,442
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 636,442
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 636,442
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.68%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 124857103	SCHEDULE 13G/A	Page 3 of 12 Pages

1		NAME OF REPORTING PERSONS GRUSS GLOBAL INVESTORS MASTER FUND (ENHANCED), LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS EXEMPTED COMPANY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,463,724
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,463,724
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,463,724
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.87%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 124857103	SCHEDULE 13G/A	Page 4 of 12 Pages

1		NAME OF REPORTING PERSONS GRUSS CAPITAL MANAGEMENT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE LIMITED PARTNERSHIP
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,100,166
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,100,166
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,166
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.55%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 124857103	SCHEDULE 13G/A	Page 5 of 12 Pages

1		NAME OF REPORTING PERSONS GRUSS MANAGEMENT, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE LIMITED LIABILITY COMPANY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,100,166
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,100,166
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,166
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.55%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 124857103	SCHEDULE 13G/A	Page 6 of 12 Pages

1		NAME OF REPORTING PERSONS SEAN DANY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,100,166
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,100,166
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,166
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.55%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 124857103	SCHEDULE 13G/A	Page 7 of 12 Pages

Item 1.	(a) Name of Issuer

CBS Corporation

(b) Address of Issuer’s Principal Executive Offices

51 West 52nd Street, New York, New York 10019

Item 2.	(a) Name of Person Filing

(i) Gruss Capital Management LP, a Delaware limited partnership ("Gruss LP"), which serves as the investment manager to, and has investment discretion over the securities held by, Gruss Global Investors Master Fund, Ltd., a Cayman Islands Exempted Company ("GGI"), and Gruss Global Investors Master Fund (Enhanced), Ltd., a Cayman Islands Exempted Company ("GGIE"), with respect to the common stock of CBS Corporation (the "Issuer") directly held by GGI and GGIE;

(ii) Gruss Management, LLC, a Delaware limited liability company ("Gruss"), which serves as the general partner to Gruss LP with respect to the Issuer's common stock directly owned by GGI and GGIE;

(iii) Gruss Global Investors Master Fund, Ltd., a Cayman Islands Exempted Company, which has shared voting and dispositive power over 636,442 shares of the Issuer's Common Stock;

(iv) Gruss Global Investors Master Fund (Enhanced), Ltd., a Cayman Islands Exempted Company, which has shared voting and dispositive power over 1,463,724 shares of the Issuer's Common Stock; and

(v) Sean Dany, managing member and principal owner of Gruss.

(b) Address of Principal Business Office, or, if none, Residence

510 Madison Avenue, 16th Floor, New York, NY 10022

(c) Citizenship

Gruss Capital Management LP: Delaware Limited Partnership

Gruss Management, LLC: Delaware Limited Liability Company

Gruss Global Investors Master Fund, Ltd.: Cayman Islands Exempted Company

Gruss Global Investors Master Fund (Enhanced), Ltd.: Cayman Islands Exempted Company

Sean Dany: USA

(d) Title of Class of Securities

Class A Common Stock, par value $.001 per share

(e) CUSIP No.:

124857103

CUSIP No. 124857103	SCHEDULE 13G/A	Page 8 of 12 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 124857103	SCHEDULE 13G/A	Page 9 of 12 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Gruss Global Investors Master Fund, Ltd.: 636,442

Gruss Global Investors Master Fund (Enhanced), Ltd.: 1,463,724

Gruss Capital Management LP: 2,100,166

Gruss Management, LLC: 2,100,166

Sean Dany: 2,100,166

(b) Percent of class:

Gruss Global Investors Master Fund, Ltd.: 1.68%

Gruss Global Investors Master Fund (Enhanced), Ltd.: 3.87%

Gruss Capital Management LP: 5.55%

Gruss Management, LLC: 5.55%

Sean Dany: 5.55%

Calculation of percentage of beneficial ownership is based on 37,849,900 outstanding shares of the Issuer's Common Stock as reported by the Issuer on its Form 10-Q filed on November 5, 2014.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

Gruss Global Investors Master Fund, Ltd.: 0

Gruss Global Investors Master Fund (Enhanced), Ltd.: 0

Gruss Capital Management LP: 0

Gruss Management, LLC: 0

Sean Dany: 0

(ii) Shared power to vote or to direct the vote:

Gruss Global Investors Master Fund, Ltd.: 636,442

Gruss Global Investors Master Fund (Enhanced), Ltd.: 1,463,724

Gruss Capital Management LP: 2,100,166

Gruss Management, LLC: 2,100,166

Sean Dany: 2,100,166

(iii) Sole power to dispose or to direct the disposition of:

Gruss Global Investors Master Fund, Ltd.: 0

Gruss Global Investors Master Fund (Enhanced), Ltd.: 0

Gruss Capital Management LP: 0

Gruss Management, LLC: 0

Sean Dany: 0

(iv) Shared power to dispose or to direct the disposition of:

Gruss Global Investors Master Fund, Ltd.: 636,442

Gruss Global Investors Master Fund (Enhanced), Ltd.: 1,463,724

Gruss Capital Management LP: 2,100,166

Gruss Management, LLC: 2,100,166

Sean Dany: 2,100,166

CUSIP No. 124857103	SCHEDULE 13G/A	Page10 of 12 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 124857103	SCHEDULE 13G/A	Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2015

Gruss Management, LLC

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Gruss Capital Management LP
By: Gruss Management, LLC, its General Partner

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Gruss Global Investors Master Fund, Ltd
By: Gruss Capital Management, LP, its Investment Manager
By: Gruss Management, LLC, its General Partner

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Gruss Global Investors Master Fund (Enhanced), Ltd.
By: Gruss Capital Management, LP, its Investment Manager
By: Gruss Management, LLC, its General Partner

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Sean Dany

By:	/s/ Sean Dany
	Name:	Sean Dany
	Title:	Managing Member, Gruss Management, LLC

CUSIP No. 124857103	SCHEDULE 13G/A	Page 12 of 12 Pages

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: February 10, 2015

Gruss Management, LLC

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Gruss Capital Management LP
By: Gruss Management, LLC, its General Partner

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Gruss Global Investors Master Fund, Ltd
By: Gruss Capital Management, LP, its Investment Manager
By: Gruss Management, LLC, its General Partner

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Gruss Global Investors Master Fund (Enhanced), Ltd.
By: Gruss Capital Management, LP, its Investment Manager
By: Gruss Management, LLC, its General Partner

By:	/s/ Howard Guberman
	Name:	Howard Guberman
	Title:	Managing Member

Sean Dany

By:	/s/ Sean Dany
	Name:	Sean Dany
	Title:	Managing Member, Gruss Management, LLC